UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2013

C&J ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35255	20-5673219
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10375 Richmond Ave, Suite 1910 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 260-9900

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 15, 2013, C&J Energy Services, Inc. (“C&J” or the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Donald J. Gawick, the Company’s Chief Operating Officer. The Employment Agreement replaces the previous Employment Agreement between Mr. Gawick and Casedhole Holdings, Inc. The Employment Agreement provides for Mr. Gawick’s continued employment for an initial term of three years, with subsequent automatic one-year renewal terms unless either party provides notice of non-renewal at least 60 days prior to the end of the then-current term, subject to potential earlier termination as provided in the Employment Agreement.

The Employment Agreement provides that, during the term of the agreement, Mr. Gawick will receive an annualized base salary of $375,000 and is eligible to receive annual cash bonus awards with a target range of 75% to 150% of his base salary. In addition, Mr. Gawick is eligible to receive additional incentive bonus compensation and, beginning in 2014, annual equity-based compensation awards pursuant to the Company’s 2012 Long-Term Incentive Plan or other applicable equity incentive plan(s) then in effect, in each case, in amounts determined by the Compensation Committee of the Company’s Board of Directors and so long as the agreement remains in effect. Mr. Gawick is also eligible to participate in the Company’s other employee benefit programs and receive such other perquisites that the Company provides to its executive officers, including the use of an automobile and related insurance coverage.

If Mr. Gawick’s employment under the agreement is terminated by Mr. Gawick for “good reason,” by the Company other than for “cause,” death or disability, or because the Company provides notice of non-renewal (in each case, other than during a Change of Control Period (as defined in the Employment Agreement)), then Mr. Gawick will be entitled to receive, among other things, (i) if the date of termination is after June 30 in a year, a pro-rata payment of his annual bonus for the year of his termination, (ii) immediate vesting of all long-term equity compensation awards granted to Mr. Gawick under any plan, (iii) continued payment of his base salary in effect on the date of termination for the longer of (A) the remainder of the then-existing term of the agreement, but in any event, not more than two years from the date of termination, or (B) one year from the date of termination (the “Severance Period”), and (iv) a lump-sum payment of an amount equal to all Consolidated Omnibus Budget Reconciliation Act, or “COBRA,” premiums that would be payable during the Severance Period. However, if Mr. Gawick’s employment terminates because the Company provides notice of non-renewal, then the Severance Period shall instead be 12 months if the employment agreement does not renew on the third anniversary of the effective date of the Employment Agreement, six months if the employment agreement does not renew on the fourth anniversary of the effective date of the Employment Agreement, and three months (or such longer time as may be provided under the Company’s severance policies generally) if the employment agreement does not renew on or after the fifth anniversary of the effective date of the Employment Agreement.

If, during the two years following a Change of Control (as defined in the Employment Agreement), the Company terminates Mr. Gawick’s employment without “cause,” Mr. Gawick resigns for “good reason,” or the Company provides notice of non-renewal, then Mr. Gawick will be entitled to receive, among other things, (i) if the date of termination is after June 30 in a year, a pro-rata payment of his annual bonus for the year of his termination, (ii) immediate vesting of all long-term equity compensation awards granted to Mr. Gawick under any plan, (iii) an amount equal to Mr. Gawick’s base salary in effect on the date of termination continuing for the longer of (A) the remainder of the Term or (B) two years from the date of termination (the “COC Severance Period”), and (iv) a lump-sum payment of an amount equal to all COBRA premiums that would be payable during the COC Severance Period. The obligation to provide Mr. Gawick the post-employment payments and benefits described in this paragraph and the preceding paragraph is subject to Mr. Gawick’s timely execution (and non-revocation within the time provided to do so) of a release of claims against the Company.

The Employment Agreement includes certain restrictive covenants that set forth limitations on Mr. Gawick with regard to, among other things, disclosing confidential information or engaging in competitive activity or soliciting the Company’s customers or employees during the period of Mr. Gawick’s employment or within two years following any termination of his employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is included as Exhibit 10.1, to this Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Executive Employment Agreement effective as of August 15, 2013 by and between C&J Energy Services, Inc. and Donald J. Gawick.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C&J ENERGY SERVICES, INC.
(Registrant)

Date: August 15, 2013	By:	/s/ Theodore R. Moore
Theodore R. Moore
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Executive Employment Agreement effective as of August 15, 2013 by and between C&J Energy Services, Inc. and Donald J. Gawick.